EXHIBIT 99.1

QuoteMedia Announces Debt Exchange and Executive Compensation Agreements

PHOENIX, January 2, 2018–(GLOBE NEWSWIRE)-QuoteMedia, Inc. (OTCQB: QMCI), a leading provider of market data, cloud-based financial web content solutions and stock market applications, announced that on December 28, 2017, the Company executed agreements that result in a major strengthening of both the Company’s capital structure, and its operating cost structure.

QuoteMedia entered into a Debt Exchange Agreement with Bravenet Web Services, Inc. and Harrison Avenue Holdings Ltd., pursuant to which Bravenet and Harrison agreed to exchange an aggregate of $3,192,116 of indebtedness of the Company held by Bravenet and Harrison for (a) 127,685 shares of a newly created class of preferred stock designated as Series A Redeemable Convertible Preferred Stock, par value $0.001 per share, of the Company, and (b) warrants to purchase up to 4,000,000 shares of common stock, par value $0.001 per share, of the Company at an exercise price equal to $0.10 per share. David M. Shworan, the President and Chief Executive Officer of QuoteMedia, Ltd., a wholly owned subsidiary of the Company, a member of the Company’s board of directors, is a control person of Bravenet and Harrison. On December 28, 2017, the Company also entered into a Debt Forgiveness Agreement with Bravenet and Harrison, pursuant to which Bravenet and Harrison agreed to forgive an aggregate of $1,157,752 of indebtedness of the Company held by Bravenet and Harrison in exchange for $1.00.

On December 28, 2017, the Company also entered into a Compensation Agreement with David M. Shworan, pursuant to which the Company will issue to Shworan (a) a warrant to purchase up to 1,250 shares of Series A Preferred Stock at an exercise price equal to $1.00 per share, (b) a warrant to purchase up to 382,243 shares of Series A Preferred Stock at an exercise price equal to $1.00 per share, and (c) a warrant to purchase up to 4,000,000 shares of Common Stock at an exercise price equal to $0.10 per share (which warrant has specific performance vesting thresholds). In addition, Mr. Shworan’s compensation for each of 2018 and 2019 will be warrants to purchase up to 15,000 shares of Series A Preferred Stock at an exercise price equal to $1.00 per share. Beginning in 2020, Mr. Shworan will receive regular salary compensation.

As a result of these agreements and transactions, an aggregate total of $12,374,100 of related party debt has been eliminated from the Company’s balance sheet; and, concurrently, the capital base of the Company has been strengthened by a similar amount. Further, all ongoing interest expense relating to the exchanged or forgiven debt has also been eliminated and will no longer be a factor in calculating the net income of the Company.

Mr. Robert Thompson, QuoteMedia’s Chairman noted: “This is a major restructuring event that unburdens the Company’s underlying strengths. The elimination of all related party debt strengthens both QuoteMedia’s balance sheet and cost structure. The termination of the annual interest expense of approximately $1.3 million related to this debt will significantly improve QuoteMedia’s operating results in 2018 and beyond.”

For more detailed information, please refer to our Form 8-K dated January 2, 2018.

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About QuoteMedia

QuoteMedia is a leading software developer and cloud-based syndicator of financial market information and streaming financial data solutions to media, corporations, online brokerages, and financial services companies. The Company licenses interactive stock research tools such as streaming real-time quotes, market research, news, charting, option chains, filings, corporate financials, insider reports, market indices, portfolio management systems, and data feeds. QuoteMedia provides data and services for companies such as the NASDAQ Stock Exchange, TMX Group (TSX Stock Exchange), Dow Jones & Company, FIS, U.S. Bank, Broadridge Financial Systems, Ridge Clearing, JP Morgan, CIBC, JitneyTrade, Hilltop Securities, HD Vest, Intrinsic Research Systems, ING Investment Management, Stockhouse, Zacks Investment Research, General Electric, Dow Chemical, Boeing, Bombardier, Business Wire, PR Newswire, Marketwired, FolioFN, Regal Securities, ChoiceTrade, Cetera Financial Group, Dynamic Trend, Inc., Qtrade Financial, CNW Group, Industrial Alliance, TradeKing, Suncor, Virtual Brokers, Equities.com, Leede Jones Gable, Divy Inc., Motif Investing, First Financial, Cirano, Stock-Trak, Mergent and others. Quotestream®, QModTM and Quotestream ConnectTM are trademarks of QuoteMedia. For more information, please visit: www.quotemedia.com.

Statements about QuoteMedia's future expectations, including future revenue, earnings, and transactions, as well as all other statements in the press release other than historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. QuoteMedia intends that such forward-looking statements be subject to the safe harbors created thereby. These statements involve risks and uncertainties that are identified from time to time in the Company's SEC reports and filings, and are subject to change at any time. QuoteMedia's actual results and other corporate developments could differ materially from that which has been anticipated in such statements.

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